Medifast, Inc. Announces First Quarter 2019 Financial Results

First Quarter Revenue Increased 68% to $165.9 Million

Net Income Increased 70% for the First Quarter

Company Raises Full Year 2019 Outlook

BALTIMORE, May 1, 2019 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of healthy living products and programs, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights:

  Revenue of $165.9 million, an increase of 68.2% year-over-year
  Active earning OPTAVIA Coaches of 27,200, an increase of 62.9% year-over-year
  Net income of $20.8 million, an increase of 69.8% year-over-year
  Earnings per diluted share ("EPS") of $1.70, an increase of 68.3% year-over-year
  Cash, cash equivalents, and investment securities of $120.4 million and debt-free
  Quarterly cash dividend of $9.1 million, or $0.75 per share, declared March 13, 2019 and payable in the second quarter of 2019

"Our strong start to the year was fueled by a record number of active earning OPTAVIA Coaches and increased coach productivity," commented Dan Chard, Medifast's Chief Executive Officer. "These achievements helped generate first quarter revenue and earnings above our expectations and gives us confidence to raise our outlook for the full year 2019. Going forward, we believe Medifast remains well positioned to deliver long-term sustainable growth and value for our stockholders as well as meaningful improvements to the lives of OPTAVIA clients through our growing community of OPTAVIA Coaches who join us in helping clients achieve optimal health and wellbeing."

First Quarter 2019 Results

For the first quarter of 2019, revenue increased 68.2% to $165.9 million from revenue of $98.6 million for the first quarter of 2018. OPTAVIA-branded products represented 73% of consumable units sold for the first quarter of 2019 compared to 58% for the first quarter of last year. The total number of active earning OPTAVIA Coaches for the first quarter of 2019 increased to 27,200, compared to 16,700 for the first quarter of 2018. The average revenue per active earning OPTAVIA Coach for the first quarter of 2019 increased 10.2% to $5,817 compared to $5,278 for the first quarter last year.

Gross profit for the first quarter of 2019 increased to $125.1 million from $74.8 million for the first quarter of 2018. The Company's gross profit as a percentage of revenue decreased 50 basis points to 75.4% from 75.9% for the first quarter last year. The decrease in gross margin percentage was a result of higher obsolescence and shipping costs.

Selling, general and administrative expenses ("SG&A") for the first quarter of 2019 increased $40.3 million to $100.4 million compared to $60.1 million for the first quarter of 2018, primarily as a result of higher OPTAVIA commissions expense, increased salaries and benefits, increased consulting costs related to information technology projects, and increased credit card fees resulting from higher sales. SG&A as a percentage of sales decreased 50 basis points to 60.5% of revenue compared to 61.0% in the first quarter of 2018.

Operating income increased $10.0 million to $24.7 million from $14.7 million for the first quarter of 2018 primarily as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue was 14.9% for the first quarter of 2019 and 2018, respectively.

The first quarter 2019 effective tax rate was 17.1%, compared to 18.1% for the first quarter of 2018. This decrease was primarily a result of a 2.4% decrease relating to the discrete accounting for taxes associated with share-based compensation offset by a 3.5% benefit from the net operating loss due to state apportionment.

Net income for the first quarter of 2019 was $20.8 million, or $1.70 per diluted share, based on approximately 12.2 million shares outstanding. First quarter 2018 net income was $12.2 million, or $1.01 per diluted share based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $122.1 million and working capital of $92.4 million as of March 31, 2019. Cash, cash equivalents, and investment securities increased $19.4 million to $120.4 million as of March 31, 2019 compared to $101.0 million at December 31, 2018. The Company remains free of interest bearing debt. Inventory increased $4.4 million to $43.3 million at March 31, 2019 compared to $38.9 million at December 31, 2018 as the Company increased inventory levels to meet current and anticipated customer demand. The Company declared a quarterly cash dividend of $9.1 million, or $0.75 per share, during the first quarter of 2019.

Outlook

The Company expects second quarter revenue to be in the range of $180 million to $185 million and EPS to be in the range of $1.67 to $1.72. For the full year 2019, the Company now expects revenue of $720 million to $740 million and EPS of $6.70 to $6.90, compared to the Company's previous guidance for revenue of $700 million to $720 million and EPS of $6.45 to $6.65. The full year 2019 earnings guidance assumes a 21.5% to 22.5% effective tax rate. The Company expects the 2019 cadence of spending to be similar to 2018 with its annual convention spend occurring in the third quarter of the year and the cost of a 2020 Leadership Advancement event to be incurred in the third and fourth quarters of the year.

Conference Call Information

The conference call is scheduled for today, Wednesday, May 1, 2019 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through May 15, 2019. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, May 1, 2019, through May 8, 2019. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10130924.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model leverages nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time™. OPTAVIA® is represented by a community of OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and clients, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended March 31,
	2019	2018

Revenue	$165,876	$98,596
Cost of sales	40,729	23,788
Gross profit	125,147	74,808

Selling, general, and administrative	100,432	60,125

Income from operations	24,715	14,683

Other income (expense)
Interest income, net	312	249
Other income (expense)	(6)	(1)
	306	248

Income from operations before income taxes	25,021	14,931

Provision for income taxes	4,271	2,709

Net income	$20,750	$12,222

Earnings per share - basic	$1.75	$1.02

Earnings per share - diluted	$1.70	$1.01

Weighted average shares outstanding -
Basic	11,880	12,030
Diluted	12,240	12,139

Cash dividends declared per share	$0.75	$0.48

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	March 31,	December 31,
	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$101,842	$81,364
Accounts receivable-net of doubtful accounts of $270 and $394 at
March 31, 2019 and December 31, 2018, respectively	631	1,011
Inventory	43,257	38,888
Investment securities	18,585	19,670
Prepaid expenses and other current assets	4,995	4,586
Total current assets	169,310	145,519

Property, plant and equipment - net	23,343	19,747
Right-of-use asset	12,864	-
Other assets	941	1,183
Deferred tax assets	3,612	2,980

TOTAL ASSETS	$210,070	$169,429

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$74,452	$60,323
Current lease obligation	2,443	-
Total current liabilities	76,895	60,323

Lease obligation, less current lease obligation	11,107	-
Total liabilities	88,002	60,323

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,126 and 12,117 issued and 11,898 and 11,868 outstanding
at March 31, 2019 and December 31, 2018, respectively	12	12
Additional paid-in capital	9,805	8,802
Accumulated other comprehensive loss	(46)	(173)
Retained earnings	143,176	131,344
Less: Treasury stock at cost, 193 shares at March 31, 2019 and December 31, 2018, respectively	(30,879)	(30,879)
Total stockholders' equity	122,068	109,106

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$210,070	$169,429

CONTACT: Investor Contact - ICR, Inc., Katie Turner, (646) 277-1228